As filed with the Securities and Exchange Commission on October 3, 2014, Registration No. 333-124156

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 3
to Registration Statement on Form S-8 under
The Securities Act of 1933*
PROASSURANCE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	63-1261433 (I.R.S. Employer Identification No.)
100 Brookwood Place
Birmingham, Alabama 35209
(Address of Principal Executive Offices)
NCRIC GROUP, INC STOCK OPTION PLAN
NCRIC GROUP, INC 2003 STOCK OPTION PLAN
(Full title of the plan)

W. Stancil Starnes
Chief Executive Officer
100 Brookwood Place
Birmingham, Alabama 35209
(Name and address of agent for service)
(205) 877-4400
(Telephone number, including area code, of agent for service)
Copies of all communications to:
Jack P. Stephenson, Esq.
Burr & Forman LLP
Suite3400 • 420 North 20th Street
Birmingham, Alabama 35203
(205) 458-5201

* Post-Effective Amendment No. 1 to the Registration Statement originally filed on Form S-4 was filed on November 6, 2006, pursuant to Rule 401(e) of Regulation C to register on Form S-8 shares of registrant's common stock to be issued under the above referenced plans. See “Introductory Statement” following this cover page.

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INTRODUCTORY STATEMENT NOT FORMING PART OF PROSPECTUS
ProAssurance Corporation (“ProAssurance” or the “Registrant”) filed a Registration Statement on Form S-4 (No. 333-124156) (the “Registration Statement”) on April 19, 2005 to register 2,000,000 shares of shares of ProAssurance common stock, issuable pursuant to an Agreement and Plan of Merger dated February 28, 2005 (the “Merger Agreement”) whereby NCRIC Group, Inc would merge with and into NCP Merger Corporation, a wholly-owned subsidiary of ProAssurance (the “Merger). The Merger Agreement and the conversion ratio are more specifically described in the Registration Statement. Upon consummation of the Merger on August 3, 2005, in accordance with the Merger Agreement, ProAssurance assumed all options previously granted under the NCRIC Group, Inc.’s Stock Option Plan and 2003 Stock Option Plan (collectively, the “Plans”). ProAssurance filed Post-Effective Amendment No. 1 on Form S-8 pursuant to the Registration Statement on Form S-4 (File No. 333-124156) on November 6, 2000 to register 6,386 shares of its common stock issuable under the Plans and an indeterminate number of shares of commons stock of the Registrant that might be issued under the Plans upon stock splits, stock dividends or similar transactions in accordance with Rule 416 of the Securities and Exchange Commission. On November 6, 2006 ProAssurance filed Post-Effective Amendment No. 2 to reflect that 334,547 of the shares previously registered were not issued.
DESCRIPTION OF AMENDMENT
No options remain outstanding under the Plans and the offering of the shares that continue to be registered under the Registration Statement has terminated. In accordance with the undertaking made by the registrant in Part II of the Registration Statement, this Post-Effective Amendment No. 3 is being filed to deregister and remove from registration as of the date hereof all shares of common stock that continue to be registered under the amended Registration Statement that remain unissued under the Plans.

SIGNATURE
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Homewood, State of Alabama, on this the third day of October, 2014.

PROASSURANCE CORPORATION
By:	/s/ W. Stancil Starnes
W. Stancil Starnes, J. D.